CONFIDENTIAL TREATMENT REQUEST
[*] indicates information that has been omitted
pursuant to a confidential treatement request and
this information has been filed under separate
cover with the Commission.

SPONSORED RESEARCH AGREEMENT

between

ADVAXIS, INC.
(SPONSOR)

and

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA
(PENN)

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement ("AGREEMENT") is made by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation ("PENN"), with offices located at Franklin Building, Room P221, 3451 Walnut Street, Philadelphia, PA 19104-6205, and Advaxis, Inc., a corporation organized and existing under the laws of Delaware ("SPONSOR"), having a place of business at 675 Route 1, Ste 113B, N. Brunswick, NJ 08902.

This AGREEMENT is effective as of the first day of November, 2006 ("EFFECTIVE DATE").

RECITALS

PENN and SPONSOR are entering into this AGREEMENT since SPONSOR desires to fund the research of Dr. Yvonne Paterson of PENN's School of Medicine in certain specific areas. SPONSOR desires to support such research conducted by PENN in accordance with the terms and conditions of this AGREEMENT. The research program contemplated by this AGREEMENT is of mutual interest to SPONSOR and PENN and furthers the educational, scholarship and research objectives of PENN as a nonprofit, tax-exempt, educational institution, and may benefit both SPONSOR and PENN through the creation or discovery of new inventions.

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1 PENN INTELLECTUAL PROPERTY means all patentable inventions conceived and reduced to practice in the conduct of the SPONSORED RESEARCH during the term of this Agreement, including all United States and foreign patent applications claiming said patentable inventions, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable inventions), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof. PENN INTELLECTUAL PROPERTY also includes all significant copyrightable software created in the conduct of the SPONSORED RESEARCH during the term of this AGREEMENT. PENN INTELLECTUAL PROPERTY shall not include any patent application or patent issues, continuation, continuation in part or any other intellectual property licensed to SPONSOR by PENN under a license agreement having an Effective Date of July 1, 2002 as amended (“LICENSE”, see Attachment C).

1.2 PRINCIPAL INVESTIGATOR means Dr. Yvonne Paterson who has agreed to serve as faculty investigator for the SPONSORED RESEARCH and shall be responsible for the conduct, supervision and administration of the SPONSORED RESEARCH.

1.3 RESEARCH RESULTS means all data and information which are generated in the performance of the SPONSORED RESEARCH during the term of this AGREEMENT. RESEARCH RESULTS expressly excludes PENN INTELLECTUAL PROPERTY.

1.4 SPONSORED RESEARCH means the research program described in Attachment A to this AGREEMENT.

ARTICLE 2. SPONSORED RESEARCH

2.1 PENN shall commence the SPONSORED RESEARCH after the EFFECTIVE DATE of this AGREEMENT and upon payment by SPONSOR of any funds owed, and shall use good faith efforts to conduct such SPONSORED RESEARCH substantially in accordance with the terms and conditions of this AGREEMENT. SPONSOR acknowledges that PENN and the PRINCIPAL INVESTIGATOR shall have the freedom to conduct and supervise the SPONSORED RESEARCH in a manner consistent with PENN's educational and research missions.

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2.2  If the services of the PRINCIPAL INVESTIGATOR become unavailable to PENN for any reason, PENN shall be entitled to designate another member of its faculty who is acceptable to SPONSOR to serve as the PRINCIPAL INVESTIGATOR of the SPONSORED RESEARCH. If a substitute PRINCIPAL INVESTIGATOR has not been designated within sixty (60) days after the original PRINCIPAL INVESTIGATOR ceases his or her services under this AGREEMENT, either party may terminate this AGREEMENT upon written notice thereof to the other party, subject to the provisions of ARTICLE 9.

ARTICLE 3. TERM OF AGREEMENT

3.1 The initial term of this AGREEMENT shall begin on the EFFECTIVE DATE of this AGREEMENT and shall end two years later unless terminated sooner pursuant to Sections 2.2 or 9.2 hereof. This AGREEMENT may be extended or renewed only by mutual written agreement executed by duly authorized representatives of the parties.

ARTICLE 4. REIMBURSEMENT OF COSTS, PAYMENT

4.1 SPONSOR shall reimburse PENN for all direct and indirect costs incurred in the conduct of the SPONSORED RESEARCH in an amount not to exceed the total amount of $ 118,755 as set forth in Attachment A. SPONSOR acknowledges that this amount is a good faith estimate only and not a guarantee of the cost to conduct the SPONSORED RESEARCH. If at any time PENN determines that it will require additional funds for the SPONSORED RESEARCH, it shall notify SPONSOR and provide an estimate of the additional amount. SPONSOR shall not be liable for any costs in excess of the amount of $118,755 unless it has agreed in writing to provide additional funds.

4.2 SPONSOR shall make payments in advance to PENN in accordance with the payment schedule set forth in Attachment A. All payments shall clearly identify the PRINCIPAL INVESTIGATOR and SPONSORED RESEARCH. All payments are to be made by check payable in United States dollars, to "The Trustees of the University of Pennsylvania", and sent to:

The University of Pennsylvania
Office of Research Services
P.O. Box 7777-W9535
Philadelphia, PA 19175

4.3 Title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this AGREEMENT shall vest in PENN, and such equipment, animals, or materials shall remain the property of PENN following termination of this AGREEMENT.

ARTICLE 5. RECORDS AND REPORTS

5.1 PRINCIPAL INVESTIGATOR shall maintain records of the results of the SPONSORED RESEARCH and shall provide SPONSOR with reports of the progress and results of the SPONSORED RESEARCH in accordance with Attachment A. PENN shall maintain records of the use of the funds provided by SPONSOR and shall make such records available to SPONSOR upon reasonable notice during PENN's normal business hours, but not more frequently than each anniversary of the EFFECTIVE DATE.

ARTICLE 6. SPONSOR’S RIGHTS IN RESEARCH RESULTS AND REPORTS

6.1 SPONSOR shall have the right to use RESEARCH RESULTS disclosed to SPONSOR in records and reports for any reasonable purpose. SPONSOR shall need to obtain a license to use RESEARCH RESULTS from PENN if such use would infringe any copyright or any claim of a patent application or issued patent owned by PENN.

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6.2 PENN and the PRINCIPAL INVESTIGATOR hereby grant SPONSOR a royalty-free, nontransferable, non-exclusive right to copy, reproduce and distribute any research reports furnished to SPONSOR under this AGREEMENT. SPONSOR may not charge fees for said research reports, use said research reports for advertising or promotional activities, or alter or modify said research reports without the prior written permission of PENN.

ARTICLE 7. INTELLECTUAL PROPERTY

7.1 PENN shall retain all right, title and interest in and to the PENN INTELLECTUAL PROPERTY and any patents, copyrights, software and tangible research materials and other intellectual property related thereto.

7.2 PRINCIPAL INVESTIGATOR shall provide PENN and SPONSOR a written disclosure of any PENN INTELLECTUAL PROPERTY reasonably considered patentable. SPONSOR shall advise PENN in writing, no later than sixty (60) days after receipt of such disclosure, whether it requests PENN to file and prosecute patent applications related to such PENN INTELLECTUAL PROPERTY. If SPONSOR does not request PENN to file and prosecute such patent applications, PENN may proceed with such preparation and prosecution at its own cost and expense; but such patent applications shall be excluded from SPONSOR's option under Section 7.5 hereof.

7.3 PENN shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to PENN INTELLECTUAL PROPERTY. With regard to any patent applications filed at the request and expense of SPONSOR, PENN will consult with SPONSOR on patent prosecution. SPONSOR shall reimburse PENN upon receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that SPONSOR has requested PENN to prosecute under Section 7.2 hereof.

7.4 PRINCIPAL INVESTIGATOR shall provide PENN and SPONSOR a written disclosure of any copyrightable software created in the conduct of the SPONSORED RESEARCH during the term of this Agreement that PRINCIPAL INVESTIGATOR reasonably considers to be scientifically valuable.

7.5 In consideration of SPONSOR's funding of the SPONSORED RESEARCH and payment for intellectual property expenses as provided for in Section 7.3, PENN grants SPONSOR a first option to negotiate to acquire a license on terms substantially similar to the terms of LICENSE and in accordance with industry standards to practice PENN INTELLECTUAL PROPERTY. PENN and SPONSOR will negotiate in good faith to determine the terms of a license agreement as to each item of PENN INTELLECTUAL PROPERTY for which SPONSOR has agreed to make payment for intellectual property expenses as provided for in Section 7.3, if any. For PENN INTELLECTUAL PROPERTY subject to the conditions in Section 2.6 of LICENSE all terms specified in Section 2.6 of LICENSE shall apply. If SPONSOR and PENN fail to execute a license agreement within six (6) months after disclosure of the PENN INTELLECTUAL PROPERTY to SPONSOR or if SPONSOR fails to make payment for intellectual property expenses as provided for in Section 7.3, PENN shall be free to license the PENN INTELLECTUAL PROPERTY to any party upon such terms as PENN deems appropriate, without any further obligation to SPONSOR.

7.6 Any license granted to SPONSOR pursuant to Section 7.5 hereof shall be subject to PENN’s right to use and permit other non-profit organizations to use PENN INTELLECTUAL PROPERTY for educational and research purposes and, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

ARTICLE 8. CONFIDENTIALITY, PUBLICATION, USE OF NAME

8.1 PENN shall not be obligated to accept any confidential information from SPONSOR.
If SPONSOR desires to furnish any confidential information to the PRINCIPAL INVESTIGATOR, SPONSOR may request the PRINCIPAL INVESTIGATOR to sign the “Agreement between SPONSOR and PRINCIPAL INVESTIGATOR concerning SPONSOR’s Confidential Information” that is attached as Attachment B. PENN bears no responsibility for maintaining the confidentiality of any confidential information of SPONSOR provided under such an individual agreement.

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8.2 In order to preserve the patentability of PENN INTELLECTUAL PROPERTY, SPONSOR shall maintain PENN INTELLECTUAL PROPERTY and information provided pursuant to the SPONSORED RESEARCH (whether oral or written) as confidential and shall not disclose such information to any third party until the publication of such information by the PRINCIPAL INVESTIGATOR or until PENN provides SPONSOR with written verification that all desirable patentable inventions have been protected, whichever occurs sooner.

8.3 PENN shall be free to publish, present or otherwise disclose RESEARCH RESULTS or other information and material resulting from the SPONSORED RESEARCH for any purpose. PENN shall furnish the SPONSOR with a copy of any proposed publication or presentation at least thirty (30) days in advance of the submission of said proposed publication in order for SPONSOR to review and comment on said proposed publication.

8.4 PENN shall not use SPONSOR's name without SPONSOR's prior written consent except that PENN may acknowledge SPONSOR's funding of this SPONSORED RESEARCH and any scientific contributions in scientific publications and in listings of sponsored research projects. SPONSOR shall not use PENN's name, or the name of any trustee, officer, faculty member, student or employee thereof, without PENN's prior written consent.

ARTICLE 9. TERMINATION

9.1 In addition to the termination right set forth in Section 2.2 hereof, either party may terminate this AGREEMENT effective upon written notice to the other party, if the other party breaches any of the terms or conditions of this AGREEMENT and fails to cure such breach within thirty (30) days after receiving written notice thereof. In the event of an incurable breach, the non-breaching party may terminate this AGREEMENT effective immediately upon written notice to the breaching party.

9.2 In the event of termination of this AGREEMENT prior to its stated term whether for breach or for any other reason whatsoever, PENN shall be entitled to retain from the payments made by SPONSOR prior to termination PENN's reasonable costs of concluding the work in progress. Allowable costs include, without limitation, all costs or noncancellable commitments incurred prior to the receipt, or issuance, by PENN of the notice of termination, and the full cost of each employee, student and faculty member supported hereunder through the end of such commitments. In the event of termination, PENN shall submit a final report of all costs incurred and all funds received under this AGREEMENT within ninety (90) days after the effective termination date. The report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred. In case of a deficit of funds, SPONSOR shall pay PENN the amount needed to cover costs and allowable commitments incurred by PENN under this AGREEMENT.

9.3 Termination of this AGREEMENT shall not affect the rights and obligations of the parties accrued prior to termination hereof. The provisions of ARTICLE 4, entitled REIMBURSEMENT OF COSTS, PAYMENT; ARTICLE 6, entitled SPONSOR’S RIGHTS IN RESEARCH RESULTS AND REPORTS; ARTICLE 7, entitled INTELLECTUAL PROPERTY; ARTICLE 8 entitled CONFIDENTIALITY, PUBLICATION, USE OF NAME , ARTICLE 10, entitled DISCLAIMER OF WARRANTIES, INDEMNIFICATION; and ARTICLE 11, entitled ADDITIONAL PROVISIONS, shall survive such termination.

ARTICLE 10. DISCLAIMER OF WARRANTIES, INDEMNIFICATION

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10.1 PENN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY PENN INTELLECTUAL PROPERTY OR RESEARCH RESULTS OR THAT USE OF THE PENN INTELLECTUAL PROPERTY OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. PENN SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH OR THE USE OF ANY PENN INTELLECTUAL PROPERTY, ANY RESEARCH RESULTS OR ANY PRODUCTS RESULTING THEREFROM.

10.2 SPONSOR shall defend, indemnify and hold harmless PENN, the PRINCIPAL INVESTIGATOR and any of PENN's faculty, students, employees, trustees, officers, affiliates and agents (hereinafter referred to collectively as the "INDEMNIFIED PERSONS") from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including attorneys' fees), which the INDEMNIFIED PERSONS may hereafter incur, or be required to pay as a result of SPONSOR's use of the results of SPONSORED RESEARCH or any PENN INTELLECTUAL PROPERTY or RESEARCH RESULTS or as a result of any breach of this AGREEMENT or any act or omission of SPONSOR, its employees, affiliates, contractors, licensees or agents. PENN shall notify SPONSOR upon learning of the institution or threatened institution of any such liability, claims, lawsuits, losses, damages, costs and expenses and PENN shall cooperate with SPONSOR in every proper way in the defense or settlement thereof at SPONSOR's request and expense.

ARTICLE 11. ADDITIONAL PROVISIONS

11.1 No rights hereunder may be assigned by SPONSOR, directly or by merger or other operation of law, without the express written consent of PENN, which consent shall not be unreasonably withheld. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment shall relieve SPONSOR of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

11.2 A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

11.3 Nothing herein shall be deemed to establish a relationship of principal and agent between PENN and SPONSOR, nor any of their agents or employees, nor shall this AGREEMENT be construed as creating any form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Nothing in this AGREEMENT, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

11.4 Notices, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g., Federal Express) and addressed as follows:

If to PENN:

Research Services
University of Pennsylvania
Franklin Building, Room P221
3451 Walnut Street
Philadelphia, PA 19104-6205
Attn.: Executive Director

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If to PRINCIPAL INVESTIGATOR:

Yvonne Paterson, Ph.D.
Department of Microbiology
University of Pennsylvania
323A Johnson Pavilion
Philadelphia, PA 19104

If to SPONSOR:

Att: Roni Appel, CEO
Advaxis, Inc
675 Route 1
N. Brunswick, NJ 08902

11.5 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions. The parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the Eastern District of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

11.6 PENN and SPONSOR shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or veteran of the Vietnam Era.

11.7 Neither party shall be liable for any failure to perform as required by this AGREEMENT to the extent such failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

11.8 SPONSOR shall comply with all laws, regulations and other legal requirements applicable to SPONSOR in connection with this AGREEMENT, including but not limited to any legal requirements applicable to SPONSOR's use of the results of the SPONSORED RESEARCH or any PENN INTELLECTUAL PROPERTY or RESEARCH RESULTS and laws controlling the export of technical data, computer software, laboratory prototypes, and all other export controlled commodities.

11.9 This AGREEMENT embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This AGREEMENT may not be varied except by a written document signed by duly authorized representatives of both parties.

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IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this AGREEMENT as of the date first written above.

THE TRUSTEES OF THE	ADVAXIS, INC.
UNIVERSITY OF PENNSYLVANIA

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

I have read and agreed to the responsibilities of the PRINCIPAL INVESTIGATOR:

By:		Date:
Yvonne Paterson, Ph. D.
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Attachment A
Summary of SPONSORED RESEARCH

1) Work Scope

2) Details of Program - See Appendix 1

PRINCIPAL INVESTIGATOR:

1) Name: Yvonne Paterson, Ph.D.
2) Phone Number: 215-898-3461

Representative of SPONSOR:

1) Name: Roni Appel
2) Phone Number: 732 545 1590

Period of Performance: Two years

Report Schedule:

Final report within thirty (30) days after termination

Budget:

Total Direct Costs = $100,693, per annum
Indirect Costs = $58,905

Total Costs per annum = $159,598
Total costs for period of award =$319,196

Payment Schedule:

Payments will be made every quarter such that an initial payment of 25% of the total costs per annum will be due and payable upon signing this AGREEMENT, 25% will become due three (3) months after signing of this AGREEMENT, and for every three months thereafter for the term of the agreement. The last payment is thus due August 1, 2008.

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Appendix 1

Appendix 1

[*]

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[*]

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Attachment B

SPONSOR CONFIDENTIAL INFORMATION

The free publication and dissemination of research results and information is an essential and long-standing policy of the University of Pennsylvania. Because of the negative impact confidentiality obligations can have on the educational mission of the University and the free communication of research results, the University does not undertake to keep proprietary information provided by a commercial sponsor confidential. Under certain circumstances, however, the University recognizes that a University principal investigator (the “Investigator”) under a commercially sponsored research program may desire to receive confidential and proprietary information of the commercial sponsor (“Sponsor”) that the Investigator considers essential for the conduct of the research program. Accordingly, the University will permit the Investigator to accept confidential information of a Sponsor under the terms and conditions of the agreement between the Sponsor and Investigator stated below.

Agreement between Sponsor and Principal Investigator
Concerning Sponsor Confidential Information

In connection with research to be conducted at the University of Pennsylvania (“University”) sponsored by [Insert name of research sponsor] (“Sponsor”) and relating to [Insert brief description of the research ] (the “Sponsored Research”), Sponsor desires to provide [Insert name of Principal Investigator] (“Investigator”) with certain information that Sponsor considers confidential.

1.
For purposes of this Agreement, “Confidential Information” means only confidential information of Sponsor related to the Sponsored Research that is disclosed to the Investigator by Sponsor in writing and conspicuously marked as confidential and proprietary at the time of disclosure, or, if disclosed visually or orally, is stated to be confidential and proprietary at the time of disclosure and confirmed by a written summary describing the information in reasonable detail delivered by Sponsor to Investigator within seven (7) days after disclosure. Notwithstanding anything to the contrary contained in this Agreement or the markings on any document disclosed by Sponsor, Confidential Information does not include:

(a)
information that is reasonably required by scientific standards for publication of the Sponsored Research, or any information that is necessary for other scholars to verify the results of the Sponsored Research;

(b)	information that is in the public domain at the time Sponsor discloses it to Investigator or that thereafter enters the public domain through no fault of Investigator;

(c)
information that was known to Investigator or to the University before the date Sponsor discloses it to Investigator, or that becomes known to Investigator or the University through a third party having an apparent bona fide right to disclose the information;

(d)	information that is independently developed by University personnel;

(e)	information that is disclosed by Investigator or the University in accordance with the terms of Sponsor’s written approval;

(f)	information that is required to be disclosed for compliance with any Federal, state or local law or regulation, or required to be disclosed by a court of law or governmental authority.

2. The Investigator retains the right to refuse to accept any Confidential Information that the Investigator does not consider to be essential to the performance of the Sponsored Research or that the Investigator believes to be improperly designated as Confidential Information.

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3. In the event the Investigator does accept any Confidential Information, for a period of three (3) years after Investigator’s acceptance of Confidential Information, Investigator agrees to use efforts no less than those Investigator employs with respect to Investigator’s own confidential information:

(a)	not to disclose the Confidential Information to third parties without Sponsor’s consent to such disclosure; and

(b)	to use the Confidential Information only in furtherance of the Sponsored Research.

4. Sponsor specifically acknowledges its understanding that the Investigator's efforts hereunder will not necessarily conform to prevailing commercial standards for the protection of confidential and proprietary information. Sponsor expressly agrees that the University shall not be liable for any disclosure of Sponsor’s Confidential Information.

5. This Agreement sets forth the entire understanding of Sponsor and Investigator with respect to the subject matter hereof, supersedes any prior agreement between Sponsor and Investigator, and there are no other understandings or agreements, written or oral, between them relating to such subject matter. The Agreement may not be changed or supplemented in any way except by a written agreement duly executed by both Sponsor and Investigator and approved by the University. This Agreement shall be governed by, enforced, and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflict of laws.

SPONSOR	INVESTIGATOR

Date:	Date:

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